NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.
FOR IMMEDIATE RELEASE
October 21, 2024
Rule 8 Announcement to Stockholders
StoneX Group Inc.: Notice to stockholders regarding UK disclosure requirements
StoneX Group Inc. (“StoneX”) wishes to direct the attention of its stockholders to certain disclosure requirements which may be applicable to them in connection with the announcement by CAB Payments Holdings plc (“CAB Payments”) on October 10, 2024 that it had received an unsolicited non-binding proposal from StoneX relating to a possible offer for the entire issued and to be issued share capital of CAB Payments. As a result of that announcement, on that date CAB Payments entered an offer period in accordance with the rules of the UK City Code on Takeovers and Mergers (the “Code”), which is published by the UK Takeover Panel.
There can be no certainty that an offer will be made, nor as to the terms on which an offer might be made.
The relevant disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 of the Code requires that any person who is interested (directly and indirectly) in 1% or more of any class of relevant security of any party to the offer period must make (a) an Opening Position Disclosure and (b) a Dealing Disclosure if they deal in any relevant security of any party to the offer during an offer period.
StoneX common shares, which are listed on The NASDAQ Stock Market LLC and trade on the NASDAQ Global Select Market, are relevant securities for the purposes of this offer period.
Further information about the Takeover Panel's disclosure regime is available at: http://www.thetakeoverpanel.org.uk/disclosure. If you have any questions on these disclosure requirements, the Takeover Panel's Market Surveillance Unit will be happy to answer them and should be contacted on +44 (0)20 7638 0129.
Enquiries:
Perella Weinberg UK Limited (Financial Adviser)
Tel: +44 (0) 20 7268 2800
Matthew Smith
Timm Schipporeit
Edyta Lipka
Adnan Choudhury

#22262543v5

Notice relating to StoneX’s advisers:
Perella Weinberg UK Limited ("PWP"), which is authorized and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for StoneX in connection with the matters set out in this announcement and for no one else and will not be responsible to anyone other than StoneX for providing the protections afforded to its clients or for providing advice in relation to the matters set out in this announcement. Neither PWP nor any of its subsidiaries, branches or affiliates and their respective directors, officers, employees or agents owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of PWP in connection with this announcement, any statement contained herein or otherwise.
Important notices
This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the soliticiation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote in any jurisdiction whether pursuant to this announcement or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The release, publication or distribution of this announcement in whole or in part, directly or indirectly, in, into or from certain jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.
Dealing disclosure requirements of the Code
Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s

#22262543v5

interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

3
#22262543v5